Global Self Storage Reports First Quarter of 2019 Results

Same-store Revenues in Q1 2019 up 7.4% to $2.1 million, Driving Same-Store Net Operating Income up 7.0% to $1.2 Million

New York, NY – May 15, 2019 – Global Self Storage, Inc. (NASDAQ: SELF) a real estate investment trust which owns and operates self-storage properties, reported results for the first quarter ended March 31, 2019. All quarterly comparisons are to the same period from 2018 unless otherwise noted.

Q1 2019 Highlights
•	Total revenues increased 7.4% to $2.1 million.
•	Net income increased 218% to $188,000 or $0.02 per share.
•	Funds from operations (FFO) declined 14% to $385,000 or $0.05 per diluted share, primarily due to increased property tax expenses, and general and administrative expenses (as described below).
•	Adjusted FFO (AFFO) declined 1% to $447,000 or $0.06 per diluted share (see definition of FFO and AFFO, both non-GAAP terms, and their reconciliation to GAAP, below).
•	Same-store revenues increased 7.4% to $2.1 million.
•	Same-store net operating income (NOI) increased 7.0% to $1.2 million.
•	Same-store occupancy at March 31, 2019 increased 50 basis points to 92.9% from 92.4% at March 31, 2018.
•	Same-store average tenant duration of stay at March 31, 2018 was approximately 3.0 years, up 3.5%.
•	Maintained quarterly dividend of $0.065 per share.

Management Commentary
“In Q1, we saw strong same-store revenue growth which drove a significant increase in same-store net operating income,” said Global Self Storage’s president and CEO, Mark C. Winmill. “Since our inception, we have always avoided markets with new supply problems. This has enabled us to experience above-average growth in rents due to favorable supply and demand dynamics. In addition, through our various marketing initiatives, we can continue to attract high quality, long term tenants who we expect will be storing with us for years. The company’s average tenant duration of stay was up 3.5% to about 3.0 years at the end of Q1.

“As our results demonstrate, we’re continuing to bear the fruits of our differentiated strategy of focusing on underserved secondary and tertiary cities in the Northeast, Mid-Atlantic and Midwest which have exhibited more muted and slower supply growth than the top MSAs.

“We plan to soon break ground for the expansion of our Millbrook, New York location, which is designed to add 16,500 gross square feet of climate-controlled units. We expect construction to be completed by the end of this year.

“Initially the expansion will be dilutive to FFO, AFFO and earnings; however, we have enjoyed robust demand for climate-controlled units at Millbrook and we believe it will lead to a successful lease-up. Once stabilized, we expect the expansion to be accretive to FFO, AFFO and earnings. Our untapped $10 million credit facility will support this expansion project, as well as provide us the flexibility to acquire additional properties that we can enhance through our professional management and best practices.

“For the remainder of the year, we will continue to enhance our performance by utilizing our revenue rate management program and expanding our total leasable square footage. We are also actively exploring acquisition opportunities within secondary and tertiary cities in the Mid-West, Northeast and Mid-Atlantic.

“In these regions, we are seeing relatively less new self-storage development and construction resulting in generally less self-storage square feet per capita available, which in turn can result in greater demand for existing available self-storage square feet. In our preferred markets there are also high barriers to entry for new self-storage development, due to permitting being typically difficult to secure, and this can make certain acquisitions particularly attractive.

“We are also continuing to explore the possibility of executing certain joint venture self-storage property investments as well as launching a third-party property management platform designed to provide an additional recurring revenue stream.

“Given our momentum coming out of the first quarter and our proven, differentiated strategies, we believe Global Self Storage remains on track for another solid year of growth.”

Financial Summary

Total revenues increased 7.4% to $2.1 million in the first quarter of 2019, as compared to $2.0 million in the same period last year. The increase was primarily attributable to the additional income from the Merrillville expansion and increases in rental and occupancy rates across nearly all of the company’s stores. The increase was also due to additional ‘other property related income’ due to increased insurance participation and higher average occupancy.

Total operating expenses increased 9.9% to $1.8 million, as compared to $1.7 million in the same period last year. The increase was primarily attributable to the increased expenses associated with increased property tax expenses and higher store level employment costs. The company continues to appeal property tax assessments. However, there is no guarantee that such assessments will be reduced.

Operating income decreased 6.9% to $277,000 in the first quarter of 2019 versus $298,000 in the same period last year. The decrease in operating income was driven primarily by increased expenses as discussed above.

Net income in the first quarter of 2019 improved to $188,000, as compared to net income of $59,000 for the first quarter of 2018.

At March 31, 2019, cash, cash equivalents, and marketable equity securities totaled $3.2 million, compared to $3.1 million at December 31, 2018. In addition, the company has an unutilized $10 million revolving credit facility.

Same-Store Results
At March 31, 2019, Global Self Storage owned 11 same-store properties and zero non same-store properties. Therefore, all results presented are same-store and no non same-store results are included.

For the first quarter of 2019, same-store revenues increased 7.4% to $2.1 million compared with $1.9 million for same period last year. The increase was driven primarily by existing tenant rate increases.

Same-store operating expenses in the first quarter increased 7.9% to $913,000 compared with $847,000 in the same period last year. The increase was primarily driven by increased property taxes and higher store level employment costs.

Same-store NOI increased 7.0% to $1.2 million compared with $1.1 million for the same period last year. The increase was due primarily to an increase in revenues.

Same-store occupancy at March 31, 2019 increased 50 basis points to 92.9% from 92.4% at March 31, 2018.

Same-store average tenant duration of stay at March 31, 2019 was approximately 3.0 years, up 3.5% as compared to approximately 2.9 years at March 31, 2018.

For a reconciliation of net income to same-store net operating income, see “Reconciliation of GAAP Net Income to Same-Store Net Operating Income.”

Operating Results
Net income totaled $188,000, or $0.02 per share, in the first quarter of 2019 compared to a net income of $59,000 or $0.01 per share, in the first quarter of 2018.

General and administrative expenses totaled $556,000 in the first quarter of 2019 compared with $465,000 in the first quarter of 2018. The increase was primarily driven by a provision for taxes in the company’s taxable REIT subsidiary and increased employee compensation expense, including stock-based compensation relating to a one-time cumulative vesting of performance-based stock awarded in 2018.

Business development costs for the first quarter of 2019 totaled $8,000 compared with $0 for the first quarter of 2018. The increase is primarily attributable to the recording of expenses related to third-party management marketing expenses.

Interest expense for the first quarter of 2019 was $261,000 compared to $220,000 for the first quarter of 2018. The increase was solely attributable to the amortization of credit revolver issuance costs.

FFO decreased 14% to $385,000 or $0.05 per diluted share, as compared to FFO of $450,000 or $0.06 per diluted share in the same period last year. The decrease was due to increased property tax expenses, and general and administrative expenses (as described above).

AFFO in the first quarter of 2019 decreased 1% to $447,000 or $0.06 per diluted share, as compared to AFFO of $451,000 or $0.06 per diluted share in the same period last year.

First Quarter 2019 FFO and AFFO

(1) For purposes of calculating FFO and AFFO per share, unvested restricted stock is not included.

Dividends
On March 1, 2019, the company declared a quarterly dividend of $0.065 per share, consistent with the quarterly dividend from a year ago and last quarter.

For more information on the company’s quarterly results, including financial statements and notes thereto, refer to the company’s quarterly report on Form 10-Q for the first quarter of 2019 as filed with the Securities and Exchange Commission today.

About Global Self Storage
Global Self Storage is a self-administered and self-managed REIT which owns, operates, manages, acquires, develops and redevelops self-storage properties. The company's self-storage properties are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. Through its wholly owned subsidiaries, it owns and operates, 11 self-storage properties in Connecticut, Illinois, Indiana, New York, Ohio, Pennsylvania, and South Carolina.

For more information, go to ir.globalselfstorage.us or visit the company’s  customer site at www.globalselfstorage.us. You can also follow Global Self Storage on Twitter, LinkedIn and Facebook.

Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures. FFO and FFO per share are non-GAAP measures defined by the National Association of Real Estate Investment Trusts (NAREIT) and are considered helpful measures of REIT performance by REITs and many REIT analysts. NAREIT defines FFO as a REIT’s net income, excluding gains or losses from sales of property, and adding back real estate depreciation and amortization. FFO and FFO per share are not a substitute for net income or earnings per share. FFO is not a substitute for GAAP net cash flow in evaluating the company’s liquidity or ability to pay dividends, because it excludes financing activities presented on the company’s statements of cash flows. In addition, other REITs may compute these measures differently, so comparisons among REITs may not be helpful. However, the company believes that to further understand the performance of its stores, FFO should be considered along with the net income and cash flows reported in accordance with GAAP and as presented in the company’s financial statements.

AFFO represents FFO excluding the effects of business development and acquisition related costs and non-recurring items, which we believe are not indicative of the company’s operating results. The company presents AFFO because it believes it is a helpful measure in understanding the company’s results of operations insofar as it believes that the items noted above that are included in FFO, but excluded from AFFO, are not indicative of its ongoing operating results. The company also believes that the investment community considers its AFFO (or similar measures using different terminology) when evaluating the company. Because other REITs or real estate companies may not compute AFFO in the same manner as the company does, and may use different terminology, the company’s computation of AFFO may not be comparable to AFFO reported by other REITs or real estate companies.

The company believes net operating income or “NOI” is a meaningful measure of operating performance because it utilizes NOI in making decisions with respect to, among other things, capital allocations, determining current store values, evaluating store performance, and in comparing period-to-period and market-to-market store operating results. In addition, it believes the investment community utilizes NOI in determining operating performance and real estate values, and does not consider depreciation expense because it is based upon historical cost. NOI is defined as net store earnings before general and administrative expenses, interest, taxes, depreciation, and amortization. A reconciliation of this measure to its most directly comparable GAAP measure is provided later in this release.

NOI is not a substitute for net income, net operating cash flow, or other related GAAP financial measures, in evaluating the company’s operating results.

Same-Store Self Storage Operations Definition
The company considers its same-store portfolio to consist of only those stores owned and operated on a stabilized basis at the beginning and at the end of the applicable periods presented. We consider a store to be stabilized once it has achieved an occupancy rate that we believe, based on the company’s assessment of market specific data, is representative of similar self-storage assets in the applicable market for a full year measured as of the most recent January 1 and has not been significantly damaged by natural disaster or undergone significant renovation or expansion. The company believes that same-store results are useful to investors in evaluating the company’s performance because they provide information relating to changes in store-level operating performance without taking into account the effects of acquisitions, dispositions or new ground-up developments. At March 31, 2019, the company owned 11 same-store properties and zero non same-store properties. The company believes that by providing same-store results from a stabilized pool of stores, with accompanying operating metrics including, but not limited to variances in occupancy, rental revenue, operating expenses, NOI, etc., stockholders and potential investors are able to evaluate operating performance without the effects of non-stabilized occupancy levels, rent levels, expense levels, acquisitions or completed developments. Same-store results should not be used as a basis for future same-store performance or for the performance of the company's stores as a whole.

Cautionary Note Regarding Forward-Looking Statements
Certain information presented in this press release may contain “forward-looking statements” within the meaning of the federal securities laws including, but not limited to, the Private Securities Litigation Reform Act of 1995. Forward looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions, and other information that is not historical information. In some cases, forward looking statements can be identified by terminology such as “believes,” “plans,” “intends,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or the negative of such terms or other comparable terminology, or by discussions of strategy. All forward-looking statements by the Company involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the Company, which may cause the Company’s actual results to be materially different from those expressed or implied by such statements. The Company may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by the Company or on its behalf, are also expressly qualified by these cautionary statements. Investors should carefully consider the risks, uncertainties, and other factors, together with all of the other information included in the Company’s filings with the Securities and Exchange Commission, and similar information. All forward-looking statements, including without limitation, the Company’s examination of historical operating trends and estimates of future earnings, are based upon the Company’s current expectations and various assumptions. The Company’s expectations, beliefs and projections are expressed in good faith, but there can be no assurance that the Company’s expectations, beliefs and projections will result or be achieved. All forward looking statements apply only as of the date made. The Company undertakes no obligation to publicly update or revise forward looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events. The amount, nature, and/or frequency of dividends paid by the Company may be changed at any time without notice.

Contacts:
Global Self Storage
Mark C. Winmill, President and CEO
1 (212) 785-0900, ext. 201
mwinmill@globalselfstorage.us

CMA Investor Relations
Ron Both
1 (949) 432-7566
SELF@cma.team

Global Self Storage, Inc.
Consolidated Balance Sheets
(Unaudited)

March 31, 2019	December 31, 2018
Assets		
Real estate assets, net	$ 53,489,884	$ 53,811,737
Cash and cash equivalents	1,475,505	1,526,203
Restricted cash	205,375	186,063
Investments in securities	1,722,056	1,567,607
Accounts receivable	91,340	67,604
Prepaid expenses and other assets	283,681	263,767
Line of credit issuance costs	431,365	471,196
Goodwill	694,121	694,121
Total assets	$ 58,393,327	$ 58,588,298
Liabilities and equity		
Note payable	$ 19,163,819	$ 19,269,250
Accounts payable and accrued expenses	2,284,943	2,113,172
Total liabilities	21,448,762	21,382,422
Commitments and contingencies		
Equity		
Preferred stock, $0.01 par value: 50,000,000 shares authorized, no shares outstanding	—	—
Common stock, $0.01 par value: 450,000,000 shares authorized, 7,733,967 and 7,692,624 issued and outstanding at March 31, 2019 and December 31, 2018, respectively	77,340	76,926
Additional paid in capital	34,015,649	33,961,903
Retained earnings	2,851,576	3,167,047
Total equity	36,944,565	37,205,876
Total liabilities and equity	$ 58,393,327	$ 58,588,298

Global Self Storage, Inc.
Consolidated Statements of Operations
(Unaudited)

For the Three Months Ended March 31,	
	2019	2018
Revenues		
Rental income	$ 2,038,684	$ 1,902,101
Other property related income	67,827	59,784
Total revenues	2,106,511	1,961,885
Expenses		
Property operations	913,349	849,693
General and administrative	555,928	465,423
Depreciation and amortization	351,644	348,873
Business development	8,250	—
Total expenses	1,829,171	1,663,989
Operating income	277,340	297,896
Other income (expense)		
Dividend and interest income	17,200	23,346
Unrealized gain (loss) on marketable equity securities	154,449	(41,907)
Interest expense	(261,166)	(220,209)
Total other income (expense), net	(89,517)	(238,770)
Net income	$ 187,823	$ 59,126
Earnings per share		
Basic	$ 0.02	$ 0.01
Diluted	$ 0.02	$ 0.01
Weighted average shares outstanding		
Basic	7,630,722	7,619,469
Diluted	7,637,733	7,619,489

Reconciliation of GAAP Net Income to Same-Store Net Operating Income

The following table presents a reconciliation of same-store net operating income to net income as presented on the company’s unaudited consolidated statements of operations for the periods indicated: